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                                                                       Exhibit 5

                                ESCROW AGREEMENT

         This Escrow Agreement (this "ESCROW AGREEMENT") is made and entered into as of May 22, 2000 (the "EFFECTIVE TIME") by and among Lionbridge Technologies, Inc., a Delaware corporation ("PARENT"); INT'L.com, Inc., a Delaware corporation ("INT'L.COM"); Steven Fingerhood, as the representative of the Holders (as defined below) (the "INDEMNIFICATION REPRESENTATIVE"); and American Stock Transfer & Trust Co., as escrow agent for the Escrow Shares (as defined below) (the "ESCROW AGENT"); and each person who executes and delivers to Parent an Instrument of Accession in the form of Schedule I hereto.

         A. LTI Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB"), INT'L.com and Parent have entered into an Amended and Restated Agreement and Plan of Reorganization dated as of March 30, 2000 (the "MERGER AGREEMENT"), setting forth certain terms and conditions pursuant to which Merger Sub is being merged into INT'L.com (the "MERGER").

         B. Pursuant to Section 2.1 of the Merger Agreement, Parent Merger Shares (as defined therein) are to be issued to security holders of INT'L.com (collectively, the "HOLDERS").

         C. The Merger Agreement provides (a) that 10% of the Parent Merger Shares issuable at Closing pursuant to the Merger Agreement (excluding any Parent Merger Shares issuable after the Closing with respect to Outstanding INT'L.com Options, the Excluded Shares, the Series C Excluded Shares and the Series D Excluded Shares), rounded to the nearest whole shares (the "Escrow Amount") will be placed in an escrow account to secure certain indemnification obligations of the Holders to Parent under the Merger Agreement on the terms and conditions set forth therein and herein and (b) that each Holder shall execute this Escrow Agreement as a condition to receiving any Parent Merger Shares.

         D. Unless otherwise indicated herein, all terms used herein without definition shall have the same meaning as set forth in the Merger Agreement.

         NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained in the Merger Agreement and in this Escrow Agreement, the parties agree as follows:

         1.       ESTABLISHMENT OF ESCROW ACCOUNT

                  1.1 DEPOSIT OF SHARES. Parent shall deposit as soon as practicable on the Holders' behalf with the Escrow Agent stock certificates representing the Escrow Shares issued pursuant to the Merger registered in the respective names of the Holders and in the relative amounts set forth on EXHIBIT
1.1 hereto (the "INITIAL ESCROW SHARES"), together with stock transfer powers signed in blank with guaranteed signatures. Any shares of Parent capital stock that result from any share dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events made with respect to any Escrow Shares held in escrow under this Escrow Agreement ("ADDITIONAL SHARES") shall, subject to Section 3.1, be delivered to the Escrow Agent and shall be held by the Escrow Agent in accordance with this Escrow Agreement. Unless otherwise indicated, as used in this Escrow Agreement, the term "ESCROW SHARES" includes the Initial Escrow Shares and any Additional Shares. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold such Escrow Shares in escrow in accordance with this Escrow Agreement and to release the Escrow Shares, and all related stock transfer powers out of escrow as provided in this Escrow Agreement. The Escrow Agent shall be under no obligation to preserve, protect or exercise rights in the Escrow Shares and shall


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be responsible only for the taking of reasonable measures to maintain the physical safekeeping thereof. The Escrow Agent shall have no responsibility for the genuineness, validity, market value, title or sufficiency for any intended purposes of the Escrow Shares.

                  1.2 DIVIDENDS; VOTING AND RIGHTS OF OWNERSHIP. Any cash dividends, dividends payable in property or other distributions of any kind (except for Additional Shares) made in respect of the Escrow Shares shall be distributed currently by Parent directly to the Holders on a pro rata basis. Each Holder shall have the right to vote the Escrow Shares held in escrow for the account of such Holder so long as such Escrow Shares are held in escrow, and Parent and the Escrow Agent shall take all steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Escrow Agreement, the Holders shall retain and shall be able to exercise all other incidents of ownership of the Escrow Shares that are not inconsistent with the terms and conditions hereof. Any income tax reporting required with respect to dividends paid on the Escrow Shares shall be the responsibility of Parent.

                  1.3 POWER TO TRANSFER ESCROW SHARES. The Escrow Agent is hereby granted the power to effect any transfer of the Escrow Shares provided for in this Escrow Agreement.

                  1.4 AGREEMENT. Each of the Holders has, either by virtue of approval of the Merger Agreement or through the execution of this Escrow Agreement and a Letter of Transmittal, (i) agreed to be severally bound by the indemnification provisions set forth in the Merger Agreement, such Letter of Transmittal and this Escrow Agreement and (ii) confirmed that the issuance of the Escrow Amount of the Parent Merger Shares pursuant to the Merger Agreement is subject to this Escrow Agreement and the Letter of Transmittal.

         2.       RESOLUTION OF CLAIMS

                  2.1 INDEMNIFICATION OBLIGATIONS. The Escrow Shares shall serve as the first source, and the sole source until the Release Date (and thereafter shall serve as a "cap" on indemnification payments, subject to the proviso below), of payment for the indemnity obligations of the Holders under the Merger Agreement, PROVIDED, HOWEVER, that each Holder shall further be severally liable for any breach by such Holder of such Holder's representation in a Letter of Transmittal, it being agreed and understood that except as set forth in the immediately preceding proviso and Sections 3.3 and 11 below, no Holder shall have any liability beyond such Holder's allocable portion of the Escrow Shares as set forth on EXHIBIT 1.1 hereto. The liability of any single Holder for indemnification obligations pursuant to Article IX of the Merger Agreement shall be limited to such Holder's PRO RATA share of any indemnity obligations based on the number of Escrow Shares deposited in escrow by such Holder relative to the aggregate number of Escrow Shares and the aggregate liability of any single Holder for indemnification obligations pursuant to Article IX of the Merger Agreement shall be equal to a dollar amount equal to the Parent Average Closing Price multiplied by the aggregate number of Escrow Shares deposited in escrow by such Holder; PROVIDED, HOWEVER, that there will be no limitation on the indemnification obligations of any person arising out of criminal activity or fraud by such person, including, without limitation, any actions in such person's capacity as an employee, officer or director of INT'L.com or its Subsidiaries, or for any Holder for breaches of any representation or warranty contained in the Letter of Transmittal delivered by such Holder. For the purposes of this Escrow Agreement, those obligations shall continue in accordance with the Merger Agreement, notwithstanding the merger of Merger Sub into INT'L.com pursuant to the Merger Agreement. Payment for any amount determined as provided below to be owing to Parent under such indemnity obligations under the Merger Agreement ("DAMAGES") and any award of attorneys' fees and charges (a


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"PREVAILING PARTY AWARD") owing to a party hereto pursuant to Section 2.3(c)(iv)
or 11.2 of this Agreement shall be made by the release of Escrow Shares to the appropriate party (each such payment, an "ESCROW ADJUSTMENT"), subject to the limitations set forth in Section 9.3 of the Merger Agreement. Notwithstanding anything to the contrary herein or in the Merger Agreement, Parent shall not be entitled to receive payment of any portion of a Prevailing Party Award which is already a part of Damages (i.e., there shall be no double payment of legal fees or expenses). Any Escrow Adjustments and corresponding release to Parent of Escrow Shares shall be made in proportion to each of the Holders' interest in the Escrow Shares as of the date or dates specified as set forth on EXHIBIT 1.1, and in the manner provided for in this Escrow Agreement. Each Escrow Adjustment to the Escrow Shares shall be made by the release to Parent of Escrow Shares having an aggregate value equal to the Damages and the release to Parent or the Indemnification Representative, as applicable, of any Prevailing Party Award, with the per share value of such shares being based, for all purposes under this Escrow Agreement, on the Parent Average Closing Price (adjusted for any share dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events) notwithstanding any changes in market value of Parent Common Stock. In lieu of releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded to the nearest whole Escrow Share.

                  2.2 NOTICE OF CLAIMS. Promptly after the receipt by Parent of notice or discovery of any claim, damage, or legal action or proceeding giving rise to indemnification rights under the Merger Agreement, after giving effect to the Threshold Amount (a "CLAIM"), Parent shall give the Indemnification Representative written notice of such Claim, including reasonable detail regarding the nature, basis and dollar amount thereof, to the extent reasonably ascertainable (a "NOTICE OF CLAIM") and shall provide a copy of such notice to the Escrow Agent. Each Notice of Claim by Parent shall be in writing and shall be delivered on or before the Release Date (as defined in Section 3.1 below). Failure to provide prompt Notice of Claim shall result in a loss by claimant of rights to pursue such claim hereunder and under the Merger Agreement, but only if, and only to the extent, such failure to provide timely such Notice of Claim prejudices the rights of the Indemnification Representative or Holders to properly defend or otherwise limit damages.

                  2.3 RESOLUTION OF CLAIMS. Any Notice of Claim received by the Indemnification Representative and the Escrow Agent pursuant to Section 2.2 above shall be resolved as follows:

                      (a) UNCONTESTED CLAIMS. In the event that the Indemnification Representative does not contest a Notice of Claim (an "UNCONTESTED CLAIM") in writing within thirty (30) calendar days after receipt thereof (the "FIRST NOTICE PERIOD"), as provided below in Section 2.3(b), Parent may deliver to the Escrow Agent, with a copy to the Indemnification Representative, a written demand by Parent (a "PARENT DEMAND") stating that a Notice of Claim has been given as required in this Escrow Agreement and that no notice of contest has been received from the Indemnification Representative during the period specified in this Escrow Agreement and further setting forth the proposed Escrow Adjustments to be made in accordance with this Section 2.3(a). The Indemnification Representative may object within thirty (30) calendar days after receipt of the Parent Demand (the "SECOND NOTICE PERIOD") in a written notice delivered to Parent and the Escrow Agent to the computations or other administrative matters relating to the proposed Escrow Adjustments (but may not, after the First Notice Period, object to the validity or amount of the Claim previously disclosed in the Notice of Claim), whereupon neither the Escrow Agent nor Parent shall make any of the Escrow Adjustments until either: (i) Parent and the Indemnification Representative shall have given the Escrow Agent written notice setting forth agreed Escrow Adjustments, or (ii) the matter is resolved as provided in Sections 2.3(b) and 2.3(c). Upon


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satisfaction of the foregoing, the Escrow Agent, as directed in writing by
Parent, and Parent shall promptly take all steps to implement the final Escrow Adjustments.

                           (b) CONTESTED CLAIMS. In the event that the
Indemnification Representative gives written notice to Parent and the Escrow Agent contesting all or a portion of a Notice of Claim (a "CONTESTED CLAIM") within the First Notice Period, matters that are subject to third party claims against Parent or INT'L.com in a litigation or arbitration shall await the final decision, award or settlement of such litigation or arbitration, while matters that arise between Parent on the one hand and INT'L.com and/or the Holders on the other hand, including any disputes regarding performance or nonperformance of a party's obligations under this Escrow Agreement ("ARBITRABLE CLAIMS") shall be settled in accordance with Section 2.3(c) below. Any portion of a Notice of Claim that is not contested or is subsequently settled by Parent and the Indemnification Representative shall be resolved as set forth above in Section 2.3(a). If written notice is received by the Escrow Agent that a Notice of Claim is contested by the Indemnification Representative, then the Escrow Agent shall hold hereunder after what would otherwise be the Release Date (as defined in Section 3.1 below), the number of Escrow Shares as specified in the Release Notice as Retained Escrow (as defined in Section 3.1) or as otherwise provided in Section 3.1, until the earlier of: (i) receipt of a settlement agreement executed by Parent and the Indemnification Representative setting forth a resolution of the Notice of Claim and the Escrow Adjustments; (ii) receipt of a written notice from Parent (a "PARENT DISTRIBUTION NOTICE") attaching a copy of the final award or decision of the arbitrator and setting forth the Escrow Adjustments (Parent shall at the same time provide a copy of the Parent Distribution Notice to the Indemnification Representative); or (iii) receipt of a written notice from the Indemnification Representative (a "REPRESENTATIVE DISTRIBUTION NOTICE") attaching a copy of the final award or decision of the arbitrator that no Escrow Adjustments are to be made as a result of such award (the Indemnification Representative shall at the same time provide a copy of the Representative Distribution Notice to Parent). If the earliest of the three events described in the preceding sentence is (i) or (ii), the Escrow Agent shall, within twenty (20) calendar days of receipt of the settlement agreement or the Parent Distribution Notice, as applicable, (a) release to Parent the number of Escrow Shares specified in the Parent Distribution Notice as the Escrow Adjustments and (b) if the Release Date has occurred, and there are no remaining unresolved Contested Claims, release to the Holders the balance of the Escrow Shares and the related stock transfer powers. If the earliest of the three events described above is (iii) and the Release Date has occurred, and there are no remaining unresolved Contested Claims, the Escrow Agent shall, within twenty (20) calendar days of receipt of the Representative Distribution Notice, release to the Holders the balance of the Escrow Shares and the related stock transfer powers, pro rata in accordance with EXHIBIT 1.1, PROVIDED THAT if the Release Date has not occurred the Escrow Shares shall continue to be held pursuant to the terms of this Agreement. If the award or decision of the arbitrator concludes that Escrow Shares are to be released to Parent in satisfaction of Damages and Prevailing Party Awards, the arbitrator shall specify the number of Escrow Shares (determining value as provided in the penultimate sentence of Section 2.1 above, and in any event, subject to the first sentence of such Section 2.1) to be so released to Parent either in the arbitrator's final award or decision or a supplementary report or finding. In the event that the Escrow Agent institutes an action for interpleader in accordance with Section 4.6 of this Escrow Agreement as a result of a dispute between the parties, the parties hereby agree to jointly seek to stay such interpleader action pending the resolution of any arbitration commenced by the parties or any dispute pursuant to this Section 2.3(b) and Section 2.3(c).


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                           (c)  ARBITRATION.

                                     (i) ARBITRATION RULES. Any Arbitrable
Claim, and any dispute between the Holders and Parent under this Escrow Agreement, shall be submitted to final and binding arbitration before a single arbitrator jointly selected by Parent and the Indemnification Representative (or, if such parties cannot agree on an arbitrator, before a single arbitrator jointly selected by one arbitrator selected by Parent and one arbitrator selected by the Indemnification Representative) in Boston, Massachusetts in accordance with the commercial arbitration rules of the American Arbitration Association.

                                     (ii) BINDING EFFECT. The final decision of
the arbitrator shall be furnished in writing to the Escrow Agent, the Indemnification Representative, the Holders and Parent and will constitute a conclusive determination of the issue in question, binding upon the Holders, the Indemnification Representative and Parent. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve an Arbitrable Claim, PROVIDED, HOWEVER, that for all purposes of valuing Escrow Shares, the arbitrator shall rely upon the provision set forth in the penultimate sentence of Section 2.1 above. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

                                     (iii) COMPENSATION OF ARBITRATOR. The
arbitrator will be compensated for his or her services, as provided below in
Section 2.3(c)(iv), in accordance with the commercial arbitration rules of the American Arbitration Association.

                                     (iv) PAYMENT OF COSTS. Subject to the
limitations in the Merger Agreement, the substantially prevailing party in any arbitration shall be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, subject in each case to a determination by the arbitrator as to which party is the substantially prevailing party and the amount of such fees and costs to be allocated to such party and subject to the terms of Section 2.3(c)(iii). Any amounts payable to Parent by or on account of the Holders under this subsection will be disbursed from the Escrow Shares as if the amount of such awarded fees and expenses were an Uncontested Claim.

                                     (v) TERMS OF ARBITRATION. The arbitrator
chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Escrow Agreement, the Merger Agreement or any other documents that are executed in connection therewith.

                                     (vi) EXCLUSIVE REMEDY. Arbitration or
mediation under this Section 2.3(c) shall be the sole and exclusive remedy of the parties for any Arbitrable Claim arising out of this Escrow Agreement.

         3.       RELEASE FROM ESCROW

                  3.1 RELEASE OF ESCROW SHARES. The Escrow Shares and all related stock transfer powers shall be released by the Escrow Agent as soon as practicable, taking into account the notices to be delivered under this Section 3.1, after the earliest of (i) publication of Parent's audited financial results for the year ended December 31, 2000 or (ii) expiration of the survival period for representations and warranties as set forth in Article IX and XI of the Merger Agreement (the "RELEASE DATE") LESS:


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(a) any Escrow Shares delivered to or deliverable to Parent in satisfaction of
Uncontested Claims or Contested Claims which have been settled by the parties hereto, and (b) any of the Escrow Shares subject to delivery to Parent in accordance with Section 2.3(b) with respect to any then pending Contested Claims. Parent shall give written notice to the Indemnification Representative and the Escrow Agent of the publication of Parent's audited financial results for the year ended December 31, 2000, if the Release Date shall not already have transpired. Promptly, and no later than seven (7) of the Escrow Agent's business days ("BUSINESS DAYS") after the Release Date, Parent and the Indemnification Representative shall deliver to the Escrow Agent a written notice (a "RELEASE NOTICE") setting forth the number of Escrow Shares to be released by the Escrow Agent (the "RELEASED ESCROW") including the number of Escrow Shares to be released to each Holder and the number of Escrow Shares to be retained as provided in this Section 3.1 (the "RETAINED ESCROW"). Parent and the Indemnification Representative shall make a good faith effort to agree on a reasonable portion of the Escrow Shares to retain for pending Contested Claims and Prevailing Party Awards, if any. Until such agreement is reached, or a determination is made in accordance with Section 2.3(c), the remaining Escrow Shares shall be the Retained Escrow. The Released Escrow shall be released to the Holders in proportion to their respective interests in the Initial Escrow Shares as set forth on EXHIBIT 1.1. In lieu of releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded to the nearest whole Escrow Share. The Release Notice shall instruct the Escrow Agent to deliver (by registered mail or overnight courier service) to each Holder evidence of ownership of the number of Escrow Shares in the names of the appropriate Holders. The Escrow Agent shall not be required to take such action until the Escrow Agent has received the Release Notice executed by Parent and the Indemnification Representative (which Parent and Indemnification Representative agree to do promptly and in good faith) or, in the event Parent and the Indemnification Representative fail to execute and deliver a jointly approved Release Notice, a final award or decision which specifies the distribution of the Escrow Shares.

                  3.2 RELEASE OF RETAINED ESCROW. Upon the resolution of Contested Claims as provided for in Section 2.3(b), the Retained Escrow shall be subject to release by the Escrow Agent to Parent and/or to the Holders in accordance with Section 2.3(b), this Section and as otherwise provided for in this Escrow Agreement. The Escrow Agent, Parent and the Indemnification Representative shall cause the Escrow Agent to transfer to Parent the number of Escrow Shares to be released to Parent pursuant to Section 2.3(b) and transfer the number of Escrow Shares that are to be either distributed to the Holders pursuant to Section 3.1 or further retained by the Escrow Agent pending the resolution of Contested Claims and/or Prevailing Party Awards. Any Escrow Shares released from escrow to Parent shall be subject to cancellation by Parent without requiring Parent to pay any consideration whatsoever in receipt thereof to INT'L.com or any of the Holders.

                  3.3 EXPENSES OF INDEMNIFICATION REPRESENTATIVE. The Indemnification Representative shall be entitled to be reimbursed his reasonable out-of-pocket expenses and the reasonable fees and disbursements of counsel retained by him. Such reimbursements shall be treated as an Uncontested Claim on a pro rata basis among the Holders (based on the percentages set forth on EXHIBIT 1.1), for all services performed pursuant to the Merger Agreement and this Escrow Agreement; PROVIDED, HOWEVER, that payment of any Escrow Adjustment shall take priority over payments to the Indemnification Representative, as provided herein. The Escrow Agent shall follow the joint written instructions of the Indemnification Representative and Parent concerning the release of Escrow Shares relating to the reimbursement of the Indemnification Representative. If upon termination of this Agreement, the Indemnification Representative shall not have received the reimbursements to which he is entitled hereunder, then the Indemnification Representative shall be entitled to reimbursement from the Holders on a several basis.


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         4.       ESCROW AGENT

                  4.1 DUTIES. The duties and responsibilities of the Escrow Agent hereunder shall be entirely administrative and not fiduciary or discretionary in nature and shall be determined solely by the express provisions of this Escrow Agreement and no duties shall be implied. The Escrow Agent shall be obligated to act only in accordance with written instructions received by it as provided in this Escrow Agreement and is authorized hereby to comply with any orders, judgments, or decrees of any court with or without jurisdiction and shall not be liable as a result of its compliance with the same. Parent, INT'L.com and the Holders agree that, notwithstanding anything to the contrary herein, the Escrow Agent shall not be responsible for any of the other agreements referred to or described herein (including, without limitation, the Merger Agreement) or for determining or compelling compliance therewith, and shall not otherwise be bound thereby.

                  4.2 LEGAL OPINIONS. As to any questions arising in connection with the administration of this Escrow Agreement, the Escrow Agent may rely absolutely upon the joint instruction of Parent and the Indemnification Representative or the opinions given to the Escrow Agent by its outside counsel and shall be free of liability for acting or refraining from acting in reliance on such opinions.

                  4.3 SIGNATURES. The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Escrow Agreement.

                  4.4 RECEIPTS AND RELEASES. The Escrow Agent may, as a condition to the release or disposition of securities as provided herein, require from the payee or recipient a receipt therefor and, upon final payment or disposition, a release of the Escrow Agent from any liability arising out of its execution or performance of this Escrow Agreement, such release to be in a form reasonably satisfactory to the Escrow Agent.

                  4.5 REFRAIN FROM ACTION. The Escrow Agent shall be entitled to refrain from taking any legal or other action contemplated by this Escrow Agreement in the event it becomes aware of any dispute between INT'L.com, the Holders and Parent as to any material facts or as to the happening of any event precedent to such action and the Escrow Agent shall be entitled to refrain from taking any action that might in its judgement involve or cause it to incur any expense or liability unless it shall first have been furnished with acceptable indemnification.

                  4.6 INTERPLEADER. If any controversy arises between the parties hereto or with any third person, the Escrow Agent shall not be required to determine the same or to take any action, but the Escrow Agent in its discretion may institute such interpleader or other proceedings in connection therewith as the Escrow Agent may deem proper, and in following either course, the Escrow Agent shall not be liable.

                  4.7 OTHER PROVISIONS. The Escrow Agent may rely upon and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall be not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent's willful


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misconduct was the primary cause of a loss to the Parent, the Indemnification
Representative, or the Holders. In the administration of this Escrow Agreement, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may, consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

                  4.8 SALE OF ESCROW SHARES. Notwithstanding anything herein to the contrary, the Escrow Agent shall have no duty to sell the Escrow Shares hereunder.

         5.       INDEMNIFICATION

                  5.1 WAIVER AND INDEMNIFICATION. Parent, INT'L.com, the Indemnification Representative and the Holders agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the willful neglect, gross negligence or bad faith of the Escrow Agent. Parent and INT'L.com further agree, jointly and severally, to indemnify and hold Escrow Agent and its directors, officers, agents and employees (collectively, the "INDEMNITEES") harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket, incidental expenses, reasonable legal fees and expenses (including the reasonable fees and expenses of not more than one outside counsel), and the allocated costs and expenses of in-house counsel and legal staff ("LOSSES") that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which the Escrow Agent is authorized to rely pursuant to the terms of this Escrow Agreement, provided the Escrow Agent has not acted with gross negligence, willful neglect or bad faith. In addition, to and not in limitation of the immediately preceding sentence, Parent and INT'L.com also agree, jointly and severally, to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against the Indemnitees or any of them in connection with or arising out of the Escrow Agent's performance under this Escrow Agreement, provided the Escrow Agent has not acted with gross negligence, willful neglect or bad faith. The provisions of this Section 5.1 shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent for any reason. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

                  5.2 CONDITIONS TO INDEMNIFICATION. In case any litigation is brought against the Escrow Agent in respect of which indemnification may be sought hereunder, the Escrow Agent shall give prompt notice of that litigation to the parties hereto, and the parties upon receipt of that notice shall have the obligation and the right to assume the defense of such litigation with counsel reasonably satisfactory to the Escrow Agent; PROVIDED THAT failure of the Escrow Agent to give that notice shall not relieve the parties hereto from any of their obligations under this Section 5 unless that failure prejudices the defense of such litigation by said parties. At its own expense, the Escrow Agent may employ separate counsel and participate in the defense. The parties hereto shall not be liable for any settlement without their respective consents.


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         6.       ACKNOWLEDGMENT BY THE ESCROW AGENT

         By execution and delivery of this Escrow Agreement, the Escrow Agent acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the provisions of this Escrow Agreement on its part.

         7.       RESIGNATION OR REMOVAL OF ESCROW AGENT; SUCCESSOR

                  7.1      RESIGNATION AND REMOVAL.

                           7.1.1 NOTICE. The Escrow Agent may resign as such
following the giving of thirty (30) days' prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days' prior written notice to be given to the Escrow Agent jointly by the Indemnification Representative and Parent. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable), and the Escrow Agent shall then deliver the balance of the Escrow Shares, and all related stock transfer powers then in its possession to a successor Escrow Agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

                           7.1.2 COURT APPOINTMENT. If the parties hereto are
unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, then the acting Escrow Agent, at the expense of the Holders and Parent, may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

                  7.2 SUCCESSORS. Every successor appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Indemnification Representative and Parent, an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or any of the parties hereto, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all property, securities and monies held by it pursuant to this Escrow Agreement to its successor. Should any instrument be required by any successor for more fully vesting in such successor the duties, responsibilities, and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of any of the other parties hereto, be executed, acknowledged, and delivered by the predecessor.

                  7.3 NEW ESCROW AGENT. In the event of an appointment of a successor, the predecessor shall cease to be escrow agent of any funds, securities or other assets and records it may hold pursuant to this Escrow Agreement, and the successor shall become such escrow agent.

                  7.4 RELEASE. Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrow Shares, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement that may arise and accrue thereafter.

                  7.5 SUCCESSORS. Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent hereunder without further act.

         8.       FEE

         The Escrow Agent will be paid by Parent as billed for services and expenses hereunder in accordance with the fee schedule attached hereto as
EXHIBIT 8, (which fee schedule is subject to change on an annual basis at the same rate at which the Escrow Agent changes its rates generally for comparable services provided to its other customers). Without limiting the foregoing, Parent will reimburse the Escrow Agent for reasonable costs and expenses incurred in the preparation and administration of this Agreement in the manner contemplated by this Agreement, all in accordance with the fee schedule attached hereto as EXHIBIT 8. In the event that the Escrow Agent is made a party to litigation with respect to the property held hereunder, or brings an action in interpleader, or in the event that the conditions to this Escrow Agreement are not promptly fulfilled, or the Escrow Agent is required to render any service not provided for in this Escrow Agreement and fee schedule, or there is any assignment of the interests of this Escrow Agreement or any modification hereof, the Escrow Agent shall be entitled to reasonable compensation from Parent for such extraordinary services and reimbursement for all fees, costs, liability, and expenses, including attorneys fees and expenses.

         9.       INDEMNIFICATION REPRESENTATIVE

                  9.1 APPOINTMENT AND AUTHORITY. The Holders have, by either virtue of approval of the Merger Agreement or through the execution of this Escrow Agreement, irrevocably consented to the appointment of Steven Fingerhood as the Indemnification Representative as representative of the Holders and as the attorney-in-fact for and on behalf of each Holder, and, subject to the express limitations set forth below, the taking by the Indemnification Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Escrow Agreement, including but not limited to the exercise of the power to: (i) authorize delivery to Parent of the Escrow Shares, or any portion thereof, in satisfaction of Claims otherwise in connection with an Escrow Adjustment, (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Claims, (iii) resolve any Claims, and (iv) take all actions necessary in the judgment of the Indemnification Representative for the accomplishment of the foregoing and all of the other terms, conditions, and limitations of this Escrow Agreement. Any notice given to the Indemnification Representative will constitute notice to each and all of the Holders at the time notice is given to the Indemnification Representative. Any action taken by, or notice or instruction received from, the Indemnification Representative will be deemed to be an action by, or notice or instruction from, each and all of the Holders. Parent and the Escrow Agent will disregard any notice or instruction received from any Holder other than the Indemnification Representative with regard to this Escrow Agreement. The Indemnification Representative shall have unlimited authority and power to act on behalf of each Holder with respect to this Escrow Agreement and the disposition, settlement, or other handling of all Claims, notices, rights, or obligations arising under this Escrow Agreement so long as all Holders are treated in the same manner (in respect of their proportional interests in the Escrow Shares). Until notified in writing by the Indemnification Representative that such Indemnification Representative has resigned or by a majority in interest of the Holders that the Indemnification Representative has been removed, the Escrow Agent may act upon the directions, instructions and notices of the Indemnification Representative named herein or any successor named in a writing signed by a majority-in-interest of the Holders and filed with the Escrow Agent.

                  9.2 INDEMNIFICATION. Parent, INT'L.com, the Surviving Corporation and the Holders agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Indemnification Representative, in his capacity as such, arising out of or relating to the execution or performance by the Indemnification Representative hereunder, unless such suit, claim, demand or cause of action is based upon the willful neglect, gross negligence or bad faith of the Indemnification Representative. The Indemnification Representative shall not suffer any liability or loss for any act performed or omitted to be performed by him under this Escrow Agreement in the absence of adjudicated gross negligence, bad faith or willful misconduct. The Indemnification Representative may consult with counsel and other experts as may be reasonably necessary to advise him with respect to his rights and obligations hereunder, with the fees and expenses thereof to be paid as set forth in Section 3.3 above, and the Indemnification Representative shall be fully protected by any act taken, suffered, permitted, or omitted in good faith in accordance with the advice of such counsel and experts. The Indemnification Representative shall not be responsible for the sufficiency or accuracy of the form, execution, validity, or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereof or for any lack of endorsement thereon, or for any description therein, nor shall he be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement, and the Indemnification Representative shall be fully protected in relying upon any written notice, demand, certificate or document which he in good faith believes to be genuine.

                  9.3 DEATH OR DISABILITY; SUCCESSORS. In the event of the death or permanent disability of the Indemnification Representative, or his resignation as the Indemnification Representative, a successor Indemnification Representative shall be elected by a majority vote of the Holders, with each Holder to be given a vote equal to his proportionate share of the Escrow Shares. The Holders shall cause to be delivered to Parent and the Escrow Agent prompt written notice of such election of a successor Indemnification Representative. Each successor Indemnification Representative shall have all of the power, authority, rights, and privileges conferred by this Agreement upon the original Indemnification Representative, and the term, "INDEMNIFICATION REPRESENTATIVE" as used herein shall be deemed to include any successor Indemnification Representative.

         10.      TERMINATION; DEFICIENCY CLAIMS

                  This Escrow Agreement and the escrow created hereby shall terminate following Escrow Agent's delivery and release of all remaining Escrow Shares, and all related stock transfer powers to the Holders and/or Parent pursuant to Section 2 or 3. In the event that upon the termination of this Escrow Agreement, the value of the Escrow Shares released to Parent pursuant to the provisions of this Escrow Agreement (determined as provided in the penultimate sentence of Section 2.1 above) is insufficient to pay in full to Parent the total amount of the Damages and Prevailing Party Awards to which it is entitled at that time, if any, then, Parent shall have no further recourse; PROVIDED, HOWEVER, that each Holder shall further be severally liable for any breach by such Holder of such Holder's representation as to title to shares of INT'L.com common and/or preferred stock made by such Holder in a Letter of Transmittal.

         11.      MISCELLANEOUS PROVISIONS

                  11.1 PARTIES IN INTEREST. This Escrow Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any Person not a party hereto. All of the terms and provisions of this Escrow Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

                  11.2 ATTORNEYS' FEES. In the event of any action to enforce any provision of this Escrow Agreement, or on account of any default under or breach of this Escrow Agreement with regard to Parent, INT'L.com and/or the Holders, the substantially prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all attorneys' fees and all other fees and costs incurred by the substantially prevailing party in connection with such action (including, but not limited to, any appeal thereof); PROVIDED, HOWEVER, that, except as explicitly provided in the first sentence of Section 2.1 above, in no event shall any Holder be liable hereunder for any amounts in excess of such Holder's allocable portion of the Escrow Shares.

                  11.3 ENTIRE AGREEMENT. This Escrow Agreement constitutes the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings.

                  11.4 NOTICES. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

         IF TO PARENT:                       Lionbridge Technologies, Inc.
                                             950 Winter Street, Suite 2410
                                             Waltham, MA  02451-1291
                                             Attention:  Rory J. Cowan
                                             Telephone No.: (781) 434-6000
                                             Fax No.: (781) 434-6034

                                             WITH COPIES TO:

                                             Testa, Hurwitz & Thibeault, LLP
                                             125 High Street
                                             Boston, MA 02110
                                             Attention:   George W. Lloyd, Esq.
                                                          Kathy A. Fields, Esq.
                                             Telephone No.: (617) 248-7000
                                             Fax No.: (617) 248-7100

         IF TO THE INDEMNIFICATION           Steven Fingerhood
         REPRESENTATIVE:                     87 Hillside Avenue
                                             Mill Valley, CA  94941
                                             Telephone No:  (415) 383-9719

         IF TO THE ESCROW AGENT:             American Stock Transfer & Trust Co.
                                             6201 15th Avenue
                                             Brooklyn, NY  11219
                                             Attention:  Herbert Lemmer
                                             Telephone No.:   (718) 921-8209
                                                      Fax No.:  (718) 331-1852


         Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.4.

                  11.5 CHANGES. The terms of this Escrow Agreement may not be modified or amended, or any provisions hereof waived, temporarily or permanently, except pursuant to the written agreement of Parent, the Indemnification Representative and the Escrow Agent.

                  11.6 SEVERABILITY. If any term or provision of this Escrow Agreement or the application thereof as to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Escrow Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Escrow Agreement shall be valid and enforceable to the fullest extent permitted by law.

                  11.7 COUNTERPARTS. This Escrow Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page to Escrow Agreement in the form annexed to this Escrow Agreement by any party hereto who shall have been furnished the final form of this Escrow Agreement shall constitute the execution and delivery of this Escrow Agreement by such party.

                  11.8 HEADINGS. The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

                  11.9 GOVERNING LAW JURISDICTION. This Escrow Agreement shall be construed and controlled by the laws of the State of Delaware without regard to the principles of conflicts of laws. Parent, INT'L.com, the Holders and the Indemnification Representative hereby irrevocably consent and submit to the jurisdiction of state and federal courts in the State of Delaware in connection with any actions or proceedings brought against any of Parent, INT'L.com, the Holders and the Indemnification Representative (or each of them) by the Escrow Agent, or brought against the Escrow Agent by any of such parties, arising out of or relating to this Escrow Agreement. In any such action or proceeding, each of the parties hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at the party's addresses given in or provided under Section 11.4.

                  11.10 FORCE MAJEURE. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

                  11.11 REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                  11.12 BINDING EFFECT. This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, affiliates, successors and assigns.

                  11.13 COUNTERPARTS. This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute one and the same instrument

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                       SIGNATURE PAGE TO ESCROW AGREEMENT

         IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

LIONBRIDGE TECHNOLOGIES, INC.                  INT'L.COM, INC.


By: _________________________________          By: _____________________________
Name:                                          Name:
Title:                                         Title:



AMERICAN STOCK TRANSFER & TRUST CO.            INDEMNIFICATION REPRESENTATIVE
As Escrow Agent

By: _________________________________          By: _____________________________
Name:                                              Steven Fingerhood
Title:

                                                                      Schedule I

                             INSTRUMENT OF ACCESSION


The undersigned hereby executes the Escrow Agreement (the "ESCROW AGREEMENT") by and among Lionbridge Technologies, Inc. (the "COMPANY") and certain other parties which executed the same, and hereby agrees to all of the provisions of the Escrow Agreement and hereby authorizes this signature page to be attached, together with signature pages of the original signatories, to a counterpart of the Escrow Agreement. This Instrument of Accession shall take effect and shall become an integral part of the said Escrow Agreement immediately upon execution and delivery to the Company of this Instrument.

         IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the State of Delaware, as of the date below written.


                                               Signature:

                                               _______________________________
                                               (Print Name)

                                               Address:


                                               Date: _________________________

ACCEPTED AND AGREED:

LIONBRIDGE TECHNOLOGIES, INC.

By:_______________________________
Name:_____________________________
Title:____________________________